Exhibit 99.1
Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces Profitable Third Quarter

ANNAPOLIS, MD (October 14, 2011) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced results for the quarter and nine months ended September 30, 2011.  Net income for the third quarter of 2011 was $551,000 (unaudited), or $.01 per share, compared to net income of $485,000, or $.01 per share for the third quarter of 2010.  Net income was $152,000, or ($.12) per share for the nine months ended September 30, 2011, compared to net income of $550,000, or ($.07) per share for the nine months ended September 30, 2010.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.

“While we are pleased to report a modest profit for the third quarter, it is clear that economic conditions remain challenging,” said Alan J. Hyatt, president and chief executive officer.  “We are staying our course and putting into action our strategy of providing first-rate banking products along with a local, convenient and considerate option for the residents and businesses of the county.” Mr. Hyatt continued “We see many customers seeking a bank that understands their needs, isn’t charging fees every time they turn around and is doing right by the community.  We are that bank.”

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $930 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)
	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Summary Operating Results:
Interest income	$10,991	$11,254	$11,698	$11,809	$12,083
Interest expense	3,856	3,946	4,126	4,448	4,906
Net interest income	7,135	7,308	7,572	7,361	7,177
Provision for loan losses	850	2,987	634	1,200	1,000
Net interest income after provision
for loan losses	6,285	4,321	6,938	6,161	6,177
Non-interest income	628	447	562	921	724
Non-interest expense	5,959	6,171	6,709	5,980	6,031
Income (loss) before income taxes	954	(1,403)	791	1,102	870
Income tax expense (benefit)	403	(557)	344	495	385
Net income (loss)	$551	$(846)	$447	$607	$485

Per Share Data:
Basic earnings (loss) per share	$0.01	$-0.13	$0.00	$0.02	$0.01
Diluted earnings (loss) per share	$0.01	$-0.13	$0.00	$0.02	$0.01
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.06%	-0.09%	0.05%	0.06%	0.05%
Return on average equity	0.52%	-0.80%	0.44%	0.61%	0.47%
Net interest margin	3.32%	3.39%	3.48%	3.37%	3.17%
Efficiency ratio*	60.76%	60.37%	58.57%	57.84%	62.85%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Balance Sheet Data:
Total assets	$926,013	$937,372	$967,736	$962,543	$975,894
Total loans receivable	741,528	766,443	780,412	808,808	816,726
Allowance for loan losses	(30,358)	(31,103)	(29,252)	(29,871)	(30,335)
Net loans	711,170	735,340	751,160	778,937	786,391
Deposits	678,717	687,842	718,298	714,776	717,319
Stockholders' equity	105,215	105,005	106,213	106,100	105,813
Bank's Tier 1 core capital to total assets	12.4%	12.3%	12.1%	12.3%	12.1%
Book value per share	$7.80	$7.78	$7.90	$7.89	$7.86

Asset Quality Data:
Non-accrual loans	$35,624	$42,088	$44,984	$46,164	$53,563
Foreclosed real estate	19,158	17,291	18,898	20,955	18,783
Total non-performing assets	54,782	59,379	63,882	67,119	72,346
Total non-accrual loans to net loans	5.0%	5.7%	6.0%	5.9%	6.8%
Allowance for loan losses	30,358	31,103	29,252	29,871	30,335
Allowance for loan losses to total loans	4.1%	4.1%	3.7%	3.7%	3.7%
Allowance for loan losses to total
non-performing loans	85.2%	73.9%	65.0%	64.7%	56.6%
Total non-accrual loans to total assets	3.8%	4.5%	4.6%	4.8%	5.5%
Total non-performing assets to total assets	5.9%	6.3%	6.6%	7.0%	7.4%